Exhibit 4.21

EXECUTION VERSION

AMENDMENT NO. 2

TO

BRIDGE LOAN AGREEMENT

AMENDMENT NO. 2, dated as of November 14, 2003 (this “Amendment”), to the Bridge Loan Agreement, dated as of June 25, 2002, among CONCENTRA INC., as the Borrower, CITICORP NORTH AMERICA, INC., as Lender and the Administrative Agent, and the other Lenders party thereto from time to time (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”).

WITNESSETH :

WHEREAS, the Borrower and Concentra Operating Corporation (the “Operating Co.”) have advised the Administrative Agent and the Lenders that, to the extent permitted under the Operating Co. Credit Facility, (i) the Operating Co. intends to issue new Senior Subordinated Notes due 2010 (the “Issuance”) in the stated original principal amount of $30,000,000 (or a greater amount for the purpose of redeeming, exchanging, repurchasing or otherwise retiring a portion of the 13% Series B Senior Subordinated Notes due 2009 outstanding under the Operating Co. Indenture (the “13% Notes”)), (ii) the Operating Co. intends to use the Net Cash Proceeds of the Issuance (or a portion thereof in the event the Operating Co. increases the stated principal amount of the Issuance to redeem, exchange, repurchase or otherwise retire a portion of the 13% Notes) and approximately $25,000,000 of cash to make a loan or dividend to the Borrower (the “Distribution”) to enable the Borrower to redeem (the “Redemption”) all outstanding debentures issued pursuant to the Indenture, including, but not limited to, debentures owned by WCAS CP III (the “WCAS Redemption”), which WCAS Redemption will result in the repayment in full of the Pledged Notes (as such term is defined in the Pledge Agreement) and (iii) the Operating Co. may now or in the future refinance, purchase, defease or redeem the 13% Notes with the proceeds of a Debt Issuance or available cash, or any combination thereof (the “13% Notes Restructure”). The Issuance, the Distribution, the Redemption, the WCAS Redemption and the 13% Notes Restructure are collectively referred to herein as the “Transactions;” and

WHEREAS, the Borrower has requested the Lenders to (a) consent to the Transactions, and waive any Default or Event of Default arising as a result thereof, and (b) amend the Loan Agreement to extend the maturity of the Bridge Loan from June 25, 2004 to March 31, 2005; and

WHEREAS, the Lenders signatory hereto have agreed to amend and waive certain provisions of the Loan Agreement to enable the Borrower and its Subsidiaries to consummate the Transactions on the terms and subject to the conditions herein provided;

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to the following:

Section 1. Defined Terms. Capitalized terms used, but not otherwise defined, herein have the meanings set forth in the Loan Agreement.

Section 2. Amendment. As of the Effective Date (as hereinafter defined), the Loan Agreement is amended by deleting the definition of “Termination Date” in Section 1.1 of the Loan Agreement in its entirety and inserting in lieu thereof the following language:

“‘Termination Date’: means the earliest to occur of (a) March 31, 2005, (b) the acceleration of the Obligations pursuant to the terms of Article VIII and (c) the payment in full of all of the Obligations.”

Section 3. Waivers. As of the Effective Date, the Lenders signatory hereto:

(a) waive compliance with the requirements of Section 2.6 (Mandatory Prepayments) and Section 7.6 (Prepayment and Cancellation of Indebtedness) to the extent the Net Cash Proceeds of any Debt Issuance or any available cash, or any combination thereof, are used by the Operating Co. or the Borrower for the Distribution, the Redemption, the WCAS Redemption and/or the 13% Notes Restructure; and

(b) (i) instruct the Administrative Agent to deliver the Pledged Notes to WCAS CP III and terminate the Pledge Agreement (and release all Liens thereunder) upon the consummation of the WCAS Redemption (at which time, the Pledge Agreement shall cease to be a Loan Document and each reference to the Pledge Agreement shall be deemed deleted from each Loan Document) and (ii) waive the Event of Default under Section 8.1(i) (Events of Default) in connection with clause (i) above.

The waivers herein contained are expressly limited as follows: (x) the waivers are limited solely to the consummation of the Transactions and (y) the waivers are limited, one-time waivers, and nothing contained herein shall obligate the Lenders to grant any additional or future waivers with respect to, or in connection with, any provision of any Loan Document.

Section 4. Representations and Warranties. Each of the Borrower and the Guarantors hereby jointly and severally represents and warrants to the Administrative Agent and each Lender as follows:

(a) After giving effect to this Amendment, each of the representations and warranties of such Person contained in the Loan Agreement and in the other Loan Documents are true and correct in all material respects on and as of the Effective Date as though made on and as of such date, except to the extent that any such representation or warranty expressly relates to an earlier date and except for changes therein expressly permitted by the Loan Agreement.

(b) After giving effect to this Amendment, no Default or Event of Default has occurred and is continuing as of the date hereof and the Effective Date.

(c) The execution, delivery and performance by such Person of this Amendment have been duly authorized by all requisite action on the part of such Person and will not violate any of its Constituent Documents.

(d) This Amendment has been duly executed and delivered by such Person and each of this Amendment and the Loan Agreement, as amended hereby, constitutes the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 5. Condition to Effectiveness. This Amendment shall become effective as of the date (the “Effective Date”) on which the Administrative Agent receives counterparts of this Amendment executed by each of the Borrower, the Guarantors, the Administrative Agent and the Lenders.

Section 6. Reference to and Effect on the Loan Documents.

(a) As of the Effective Date, each reference in the Loan Agreement and the other Loan Documents to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, shall mean and be a reference to the Loan Agreement as amended hereby.

(b) Except to the extent amended hereby, the provisions of the Loan Agreement and all of the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.

(c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Lenders or the Administrative Agent under any of the Loan Documents or constitute a waiver of any provision of any of the Loan Documents.

Section 7. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. Receipt by the Administrative

Agent of a facsimile copy of an executed signature page hereof shall constitute receipt by the Administrative Agent of an executed counterpart of this Amendment.

Section 8. Governing Law. This Amendment shall be governed by and construed and enforced in accordance with the law of the State of New York.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first above written.

Administrative Agent and Lender:

CITICORP NORTH AMERICA, INC.

By:	/s/ Paul O. Sharkey
	Name: Title:	Paul O. Sharkey Vice President

Lenders:

CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch

By:	/s/ Joseph Adipietro
	Name: Title:	Joseph Adipietro Director

By:	/s/ Joshua Parrish
	Name: Title:	Joshua Parrish Associate

Borrower:

CONCENTRA INC.

By:	/s/ Thomas E. Kiraly
	Name:	Thomas E. Kiraly
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

Guarantors:

WELSH, CARSON, ANDERSON & STOWE VIII, L.P.

By:	WCAS VIII Associates LLC, its General Partner

By:	/s/ Jonathan Rather
	Name: Title:	Jonathan Rather Managing Member

WCAS CAPITAL PARTNERS III, L.P.

By:	WCAS CP III ASSOCIATES L.L.C., its General Partner

By:	/s/ Jonathan Rather
	Name: Title:	Jonathan Rather Managing Member